EXHIBIT 99.1

Marvell Names Clyde R. Hosein Chief Financial Officer

For Further Information Contact:

Diane Vanasse	Louise Kehoe
Marvell Public Relations	Ogilvy PR Worldwide
408-242-0027	650-544-5070
dvanasse@marvell.com	louise.kehoe@ogilvypr.com

Santa Clara, California (May 29, 2008) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a leader in storage, communications, and consumer silicon solutions, today announced it has named Clyde R. Hosein Chief Financial Officer, effective June 23rd, 2008.

Mr. Hosein brings to Marvell more than 25 years of experience in finance and operations in high technology industries.  Prior to joining the Company, Mr. Hosein was chief financial officer for Integrated Device Technologies (IDT) and held the same position at Advanced Interconnect Technologies (AIT). Before joining Advanced Interconnect Technologies, Mr. Hosein was the chief financial officer and senior director of corporate planning of Candescent Technologies Corporation. Previous to Candescent, Mr. Hosein spent over 14 years with IBM Corporation, where he held several positions within their storage, microelectronics, data systems and corporate divisions.

“Clyde has extensive financial management experience in the tech sector as well as a strong record of improving operations within the organizations he has served,” said Sehat Sutardja, Marvell’s Chief Executive Officer. “I am confident that his past experience and proven leadership will help him guide Marvell as we continue to build a solid platform for growth. We are very pleased to welcome Clyde to the Marvell team.”

“I’m extremely impressed with Marvell’s history of innovation, market leadership, and their commitment to excellence,” said Hosein. “I believe my background and expertise are an excellent fit for this world-class organization as it embarks on its next phase of growth and I am looking forward to helping the Marvell team achieve the next level of excellence.”

Mr. Hosein holds an M.B.A. from New York University Stern School of Business and a B.S. in industrial engineering from Polytechnic University in New York. He is a member of the Board of Directors for Cree Inc., where he serves on the Audit and Governance and Nominating committees, having previously served on the Compensation Committee.

Mr. Hosein’s appointment is concurrent with the transition of George de Urioste, who has served as interim Chief Financial Officer since January 2008 to a new role as Acting Chief Operating Officer, covering a broad range of responsibilities. Pantas Sutardja, who has been serving as Acting COO, will relinquish those responsibilities in order to devote his full attention to his role as Chief Technology Officer (CTO).

“We want to thank George for his excellent service as interim chief financial officer,” said Mr. Sutardja.  “George has been an integral member of the Marvell management team for the past few months, and we look forward to his continued leadership as acting chief operating officer.”

About Marvell

Marvell (NASDAQ: MRVL) is the leader in development of storage, communications, and consumer silicon solutions. The company’s diverse product portfolio includes switching, transceiver, communications controller, wireless and storage solutions that power the entire communications infrastructure including enterprise, metro, home and storage networking. As used in this release, the terms “company” and “Marvell” refer to Marvell Technology Group Ltd. and its subsidiaries, including Marvell Semiconductor Inc. (MSI), Marvell Asia Pte Ltd (MAPL), Marvell Japan K.K., Marvell Taiwan Ltd., Marvell International Ltd. (MIL), Marvell U.K. Limited, Marvell Semiconductor Israel Ltd. (MSIL), Marvell Software Solutions Israel Ltd., and Marvell Semiconductor Germany GmbH. MSI is headquartered in Santa Clara, California and designs, develops and markets products on behalf of MIL and MAPL. MSI may be contacted at (408) 222-2500 or at www.marvell.com.

Forward-looking Statements:

 This release contains forward-looking statements that are subject to risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations identify forward-looking statements. Statements that refer to, or are based on projections, uncertain events or assumptions also identify forward-looking statements. These statements are not guarantees of results and are subject to risks and uncertainties. Some risks and uncertainties that may adversely impact the statements in this release include, but are not limited to, the outcome of the company’s search for a permanent

CFO. For other factors that could cause Marvell’s results to vary from expectations, please see the risks and other factors described in Marvell’s Quarterly Reports on Form 10-Q , Annual Report on Form 10-K and Current Reports on Form 8-K as filed with the Securities and Exchange Commission from time to time. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

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